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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


       Date of Report (Date of earliest event reported) December 31, 2002
                                  -----------

                          CAL DIVE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


            MINNESOTA                                    95-3409686
    (State or other jurisdiction of                     (I.R.S. Employer
    incorporation of organization)                    Identification No.)


   400 N. SAM HOUSTON PARKWAY E., SUITE 400, HOUSTON, TEXAS           77060
          (Address of Principal Executive Offices)                  (Zip Code)


                                 (281) 618-0400
              (Registrant's telephone number, including area code)


                                      None
              (Former name, former address and former fiscal year,
                         if changed since last report)


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Item 5.  Other Events.

Cal Dive International, Inc. ("Cal Dive") announced on January 8, 2003, that it had consummated a private placement transaction pursuant to which it issued and sold to Fletcher International, Ltd., an affiliate of Fletcher Asset Management, Inc. ("Fletcher"), 25,000 shares of a new Series A-1 Cumulative Convertible Preferred Stock ("Series A-1 Preferred Stock") at $1,000 per share. The aggregate purchase price for the Series A-1 Preferred Stock was $25 million. Cal Dive also granted Fletcher the right, commencing on July 1, 2003, and ending on July 1, 2005, to purchase up to 30,000 shares of one or more additional series of Series A Preferred Stock, with, generally, a minimum conversion price of $30.00 per share, having similar terms and conditions as the Series A-1 Preferred Stock. Cal Dive intends to use the proceeds of the foregoing financing for reduction of amounts outstanding under its revolving credit facilities.

The Series A-1 Preferred Stock issued in the financing may be converted into Cal Dive common stock ("Common Stock") at the holders' option at an initial conversion price of $30 (the "Conversion Price"), an aggregate of 833,333 shares of Common Stock. The Conversion Price represents approximately a 28% premium to the volume weighted average price of Common Stock on December 31, 2002. Cal Dive has agreed to register for resale the shares of Common Stock issuable under the purchase agreement, attached hereto as Exhibit 10.1 (the "Agreement"). If, during the term of the Agreement, the Daily Market Price, as defined in the Certificate of Rights and Preferences of Series A-1 Cumulative Convertible Preferred Stock, attached hereto as Exhibit 3.1 (the "Certificate") of the Common Stock is less than $7.3461 (or such adjusted amount as provided for in the Agreement), upon the occurrence of certain events, the Conversion Price could be reduced to $7.3461 (or such adjusted amount as provided for in the Agreement). The maximum number of shares of Cal Dive Common Stock issuable upon conversion of the Series A-1 Preferred Stock and any subsequent series of Series A Preferred Stock is 7,486,907 shares.

Commencing on December 31, 2004, or earlier upon the occurrence of certain events, the holders of the Series A-1 Preferred Stock have the right to cause Cal Dive to redeem all or a portion of their shares of Series A-1 Preferred Stock for shares of registered Common Stock or, at Cal Dive's election, for cash. The number of shares of Common Stock to be issued by Cal Dive shall be determined by dividing the stated value of the shares of Series A-1 Preferred Stock being redeemed by the Prevailing Market Price (as defined in the Certificate) at the time of such redemption. If Cal Dive elects to redeem the shares of Series A-1 Preferred Stock for cash it will pay the holders the Redemption Cash Amount (as defined in the Certificate).

The Series A-1 Preferred Stock will bear a dividend at a minimum rate of 4% per year, which may be paid, at Cal Dive's election in cash or shares of registered Common Stock. The Series A-1 Preferred Stock will not have voting rights on ordinary corporate matters, except as required by Minnesota law. The Series A-1 Preferred Stock will only have the right to approve specified corporate actions which affect the Preferred Stock.

During the term of the Agreement, neither Fletcher, nor any of its affiliates, shall engage in "short sales" of Cal Dive Common Stock; provided, however, that Fletcher or any of its affiliates are not prohibited from engaging in any transaction in any stock index, portfolio or derivative of which Cal Dive Common Stock is a component.
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The sale of the Series A-1 Preferred Stock was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The sale was made without general solicitation or advertising. Fletcher is a sophisticated investor with access to all relevant information necessary to evaluate an investment in the securities, and Fletcher represented to Cal Dive that the securities were being acquired for investment purposes.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the attached transaction documents in Item 7. Exhibits.

Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits.

         Number          Description

       ----------        --------------

          3.1 Certificate of Rights and Preferences of Series A-1 Cumulative Convertible Preferred Stock of
                       Cal Dive International, Inc. as filed with the Secretary of State of the State of Minnesota

         10.1 First Amended and Restated Agreement, dated as of January 17, 2003, but effective as of December 31, 2002, between Cal Dive International, Inc. and Fletcher International, Ltd.


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                          CAL DIVE INTERNATIONAL, INC.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

         Date: January 22, 2003


                                        CAL DIVE INTERNATIONAL, INC.


                                        By:   /s/  S. JAMES NELSON
                                              ------------------------------
                                              S. James Nelson
                                              Vice Chairman



                                        By:   /s/ A. WADE PURSELL
                                              ------------------------------
                                              A. Wade Pursell
                                              Senior Vice President and
                                              Chief Financial Officer

                                       3
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                               INDEX TO EXHIBITS

         Exhibit No.                        Description

              3.1 Certificate of Rights and Preferences of Series A-1 Cumulative Convertible Preferred Stock of
                           Cal Dive International, Inc. as filed with the Secretary of State of the State of Minnesota

             10.1 First Amended and Restated Agreement dated as of January 17, 2003, but effective as of December
                           31, 2003, between Cal Dive International, Inc. and FletcherInternational, Ltd.